Exhibit 99.1

MICT and Tingo Complete Due Diligence Process Leading to Progression of Merger

June 15, 2022 09:35 ET | Source: MICT, Inc.

Parties Enter into Amended and Restated Merger Agreement to Confirm Due Diligence Process is Successfully Completed

MONTVALE, NJ, June 15, 2022 (GLOBE NEWSWIRE) -- MICT, Inc. (NASDAQ: MICT) (“MICT”) is delighted to announce that further to the signing of a definitive merger agreement with Tingo Inc. ("Tingo") on May 9, 2022, it has completed a thorough and extensive due diligence exercise on Tingo and its subsidiaries by leading advisors. Pursuant to this and the completion of the due diligence work undertaken by Tingo on MICT, the parties have entered into an Amended and Restated Merger Agreement.

To advise MICT on the transaction and due diligence alongside its retained advisors, the Company appointed Big Four accounting firm, Ernst & Young, together with the world’s largest law firm and leading global law firm in Africa, Dentons, and No.1 investment bank for global M&A transactions, Houlihan Lokey.

As part of the due diligence work and advisory work on the transaction, Ernst & Young, through its international offices and Lagos office, undertook buy-side Financial Due Diligence, Tax Due Diligence and a Quality of Earnings analysis. In addition, Dentons, through its New York office and Lagos office, undertook Legal Due Diligence, whereas Houlihan Lokey, through its New York office, undertook certain financial analysis and provided financial advice.

Following the completion of its due diligence work, MICT has held discussions with Tingo regarding the accounting treatment of Tingo Mobile PLC’s previous merger with iWeb Inc. on August 15, 2021 (the “iWeb Transaction”). In response to these discussions, Tingo has agreed to change the accounting treatment of the iWeb Transaction under the reverse acquisition accounting rules, instead of the previously used forward acquisition rules. This change of accounting treatment by Tingo has no impact whatsoever on the results of Tingo’s trading company, Tingo Mobile PLC, and nor does it have any impact on the outcome of MICT’s due diligence. The agreed reverse accounting treatment is expected to assist with the preparation of pro forma financial information and the process of completing the Form S-4 Proxy Statement, as is required to be filed under the Security and Exchange Commission (“SEC”) rules.

Darren Mercer, CEO of MICT, stated, “Having engaged some of the world’s leading and most highly reputed accounting firms, law firms and M&A investment banks, the quality of the due diligence and financial analysis we have undertaken on Tingo gives us great comfort. We are also significantly assured by the extensive scope of such due diligence and the related reports, and by the fact that no ‘red flags’ or material concerns have been raised.

“The results of the due diligence, although not unexpected, have given MICT’s Board further confidence in support of their commercial view that the merger with Tingo is a significantly value-accretive transaction for MICT’s shareholders. This view is further underlined by the Q1 2022 results announced by Tingo on May 16th, 2022, which reported total revenue for the quarter of $257.1m, operating income of $65.5m and Non-GAAP adjusted operating income of $143.9m, and equated to substantial growth quarter-over-quarter. Moreover, Tingo’s high-margin revenues from its NWASSA Agri-Fintech marketplace platform for Q1 2022 of $121.4m, represented an increase of $43.5m or 55.9% over the previous quarter, a trend which we expect to continue throughout the rest of the year, and beyond.

“The combination of MICT and Tingo creates a formidable fintech group and opens many doors for each parties’ business. We are particularly excited to introduce Tingo’s products and platform to China’s huge agricultural market of several hundred million farmers and to its wider population, as well as into other parts of Asia. We are also looking forward to working with Tingo to accelerate the globalization of our own platforms and business verticals.

“One of the many attractions to us of the merger, is the opportunity it gives us to join Tingo in achieving its mission to improve food security, not only in Africa, but also for the populations of China and the rest of the world. In addition, we aim to work together with Tingo in utilizing our strong combined balance sheets and cash balances to identify further synergistic and value accretive opportunities, through which to expand the group and grow shareholder value,” concluded Mr. Mercer.

About MICT

MICT is a financial technology business principally focused on the growth and development of a suite of consumer fintech services across approximately 130 cities in China, with planned expansion into additional markets. MICT has developed highly scalable proprietary platforms for insurance products (B2B, B2B2C and B2C) and financial services/products (B2C), the technology for which is highly adaptable for other applications and markets. MICT has acquired and holds the requisite license and approvals with the Hong Kong Securities and Futures Commission to deal in securities and provide securities advisory and asset management services. MICT also has memberships/registrations with the Hong Kong Stock Exchange, the London Stock Exchange and the requisite Hong Kong and China Direct clearing companies. MICT’s financial services business and first financial services product, the Magpie Invest app, is able to trade securities on NASDAQ, NYSE, TMX, HKSE, China Stock Connect, LSE, the Frankfurt Stock Exchange and the Paris Stock Exchange.

Cautionary Note Regarding and Forward-Looking Statements

This press release and statements of MICT’s management made in connection therewith contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). The words “believe,” “may” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon MICT’s current expectations and assumptions and are subject to significant risks and uncertainties that could cause actual results (including whether the Merger will actually be consummated and the anticipated benefits of the Merger to the businesses of each of Tingo and MICT as described herein) to differ materially from those contemplated in such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors described in MICT’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. MICT undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. The inclusion of any statement in this release does not constitute an admission by MICT or any other person that the events or circumstances described in such statements will take place as described or are material.

MICT Contact Information
Email: info@mict-inc.com
Phone: (201) 225-0190